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                                   EXHIBIT 99

                          CAUTIONARY FACTORS UNDER THE
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

LaserMaster desires to take advantage of the new "safe harbor" provisions contained in the Private Securities Litigation Reform Act of 1995 (the "Act"). Contained in this Form 10-K are statements which are intended as "forward-looking statements" within the meaning of the Act. The words or phrases "expects", "will continue", "is anticipated", "management believes", "estimate", "projects", "hope" or expressions of a similar nature denote forward-looking statements. Those statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from those results presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on forward-looking statements. Readers should also be advised that the factors listed below have affected the Company's performance in the past and could affect future performance. Those factors include, but are not limited to, the risk that a product may not ship when expected or may contain technical difficulties; uncertain demand for new or existing products; the impact of competitor's advertising, products or pricing; availability or reliability of component parts, including sole source parts; manufacturing limitations; availability of sources of financing; economic developments both domestically and internationally; new accounting standards; and, the impact of the initiation, defense and resolution of litigation.

Other factors include the following:

Cash Needs. Although the Company has a credit agreement with a commercial finance company that has adequately financed its cash requirements in the past, net operating losses in fiscal 1996 and manufacturing and inventory requirements for current and new printer engines have resulted in a need for additional financing. In September 1996, projected cash requirements in excess of available sources required the issuance of private placements of common stock and warrants to purchase common stock in the Company. There can be no assurances that cash availability under the credit agreement and proceeds from the private placements will be adequate, or that other sources of financing would be available to the Company on favorable terms or at all, if the Company's operations are further affected by declining revenue from existing product lines, or introduction difficulties with new product lines, or by market
conditions in general.   In addition, there can be no assurance that the Company
can achieve profitability on a quarterly or annual basis in the future.

Product Development and Technological Change. The pre-press and wide-format color printing industries are highly competitive and are characterized by frequent technological advances and new product introductions and enhancements. Accordingly, the Company believes that its future success depends upon its ability to enhance current products, to develop and introduce new and superior products on a timely basis and at acceptable pricing, to respond to evolving customer requirements, and to design and build products which achieve general market acceptance. Any quality, durability or reliability problems with such new products, regardless of materiality, or any other actual or perceived problems with new Company products could have a material adverse effect on market acceptance of such products. There can be no assurance that such problems or perceived problems will not arise with respect to any existing products or that even in the absence of such problems, the Company's products will achieve market acceptance. In addition, the market anticipation or the announcement of new products and technologies could cause customers to defer purchases of the Company's existing products, which could have a material
adverse effect on the Company's business and financial condition.   The Company
is currently undertaking a number of development projects. Although the Company has had successes introducing new products, some products have experienced limited market acceptance, the introductions of some products have been delayed, and the quality and reliability reputation of certain products may unfavorably affect new products. There can be no assurance that the Company will be successful with future product introductions, that future market introductions will be timely and competitive, that future products will be priced appropriately, or that future products will achieve market acceptance. The
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Company's inability to achieve market acceptance, for technological or other reasons, could have a material adverse effect on the Company's financial condition.

Various potential actions by any of the Company's competitors, especially those with a substantial market presence, could have a material adverse effect on the Company's business, financial condition and results of operations. Such actions may include reduction of product price, increased promotion, announcement or accelerated introduction of new or enhanced products, product giveaways, product bundling or other competitive actions. Additionally, a competitors entry into the wide-format market in such ways as to compete more directly and effectively with the Company's products could adversely affect operational results.

Competition. The computer printer industry is intensely competitive and rapidly changing. Some of the Company's existing competitors, as well as a number of potential new competitors, have longer operating histories, greater technical resources, more established and larger sales and marketing organizations, greater name recognition, larger customer bases and significantly greater
financial resources than the Company.   Suppliers of large-format print engines
and systems compete on the basis of print quality, color, print time, print size, product features, including ease of use and service, and price. Competitive product sales practices such as price reductions, increased promotion, product giveaways and bundling, or announcement or accelerated introduction of new or enhanced products could have a material adverse effect on the sales and financial condition of the Company. New product introductions and changes in pricing structure by competitors have had, and can be expected to continue to have, a significant impact on the demand for the Company's products. In particular, the high-resolution laser printer market in which the Company's plain-paper typesetters compete has become increasingly competitive as the resolution of commodity laser printers sold for general purpose business printing, such as those manufactured by Hewlett-Packard, has improved. The Company anticipates decreasing demand for its products in this market and decreasing revenue from sales of plain-paper typesetting products. In addition, the manufacturer of the printing engine for the Company's DisplayMaker Professional sells its own branded products in direct competition with the Company's products and continues to sell its engines to other systems
integrators and distributors that compete directly with the Company.   Also, it
is possible that the companies that supply the Company with consumable products such as ink and media will compete with the Company by selling directly to users or sell to competitors who may offer the products to the users. Further, a number of competitors have introduced consumables which they allege to be compatible with the Company's products and have priced the consumables below the LaserMaster-branded consumables. Although the Company believes that its Big Color products possess certain advantages over the competitors' products, the increased competition has impacted sales volumes and margins and may continue to impact volumes and margins in the future. The Company has generally competed in these markets by introducing technologically advanced products that create new market demand and products which offer optimum performance characteristics. There can be no assurance that the Company will be able to continue to innovate to the extent necessary to maintain a competitive advantage in these markets or that other competitors will not achieve sufficient product performance with products offering better pricing or other competitive features.

The Company's PressMate-FS, DisplayMaker Express and DesignWinder products are based on relatively new technology, are complex and must be reliable and durable to achieve market acceptance and enhance revenue opportunities. Development and production of new, complex technologies and products often have associated difficulties and delays. Consequently, customers may experience reliability and durability problems that arise only as the product is subjected to extended use over a prolonged period of time. The Company and certain DisplayMaker Express users have encountered operational problems which the Company is addressing. However, given the recent introduction of several new engines, there can be no assurance that the Company has successfully resolved these operational problems or that the Company will successfully resolve any future problems in the manufacture or operation of the DisplayMaker Express printers or any new product. Failure by the Company to resolve manufacturing or operational problems with the DisplayMaker Express printer or

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any new product in a timely manner could have a material adverse effect on the
Company's business, financial condition and results of operations.

Dependence on Component Availability and Costs. Certain components used in the Company's current and planned products, including printer marking engines and other printer components, are currently available from sole sources, and certain other components are available from only a limited number of sources. The Company has in the past experienced delays as a result of the failure of certain suppliers to meet requested delivery schedules and standards of product performance and quality. In addition, recent losses from operations of the Company have restricted cash availability and the ability to keep supplier debt
current or within the established credit limits.   The requirement to bring
certain component suppliers' debt obligations current, or other restrictions in credit terms of such component suppliers, could result in an inability to manufacture certain product lines and thereby adversely affect the financial
performance of the Company.    The Company's inability to obtain sufficient
supply of components, or to develop alternative sources, could result in delays in product introductions, interruptions in product shipments or the need to redesign products to accommodate substitute components, any of which could have a material adverse effect on the Company's operating results. A substantial portion of the total manufacturing cost of the Company's typesetting and Big Color products is represented by certain components, particularly dynamic random access memory chips ("DRAMs"), the prices of which have fluctuated significantly in recent years. Significant increases or decreases in the price or reductions in the availability of DRAMs or other components, could have a material affect on the Company's operating results.

In addition, the Company is dependent upon a third-party supplier for the inkjet engine used in its DisplayMaker Professional product. The Company believes that it will be able to purchase adequate inventory of current and future versions of the supplier's print engines to meet its requirements for integration into the DisplayMaker product line. Nevertheless, there can be no assurances that the supplier will make its print engines available on the same terms as the current print engine or that the Company will be able to successfully integrate product revisions into the Company's product line in the time frame required to minimize competitive sales pressures in the marketplace.

The Company is also dependent on a sole source supplier for the printheads used in DisplayMaker Express. The Company has experienced availability and quality issues with this supplier that have affected shipping schedules and customer satisfaction and have negatively impacted operating results in the past. There can be no assurance that this supplier will be able to meet the Company's production requirements in the future or that the quality of the product will be acceptable.

The Company sells consumable print media and inks for use with its Big Color product line, and film used with the PressMate-FS. The Company depends on the availability of consumable products to support its installed base of print engines. There is no assurance that the suppliers of these consumables will continue to offer their products to the Company, or that the consumable products will continue to be available to the company at the same quarterly, pricing and terms. The unavailability of consumable products or negative changes in quality could adversely impact the market acceptance of the Company's new and existing products, and may adversely affect sales of consumables.

Uncertainty Regarding Development of Wide-Format Market; Uncertainty Regarding Market Acceptance of New Products. The Wide-Format market is relatively new and evolving. The Company's future financial performance will depend in large part on the continued growth of this market and the continuation of present large-format printing trends such as use and customization of large-format advertisements, use of color, transferring of color images onto a variety of substrates, point-of-purchase printing, in-house graphics design and production and the demand for limited printing runs of less than 200 copies. The failure of the Wide-Format market to achieve anticipated growth levels or a substantial change in large-format printing customer preferences could have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, in a new market,

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customer preferences can change rapidly and new technology can quickly render existing technology obsolete. Failure by the Company to respond effectively to changes in the Wide-Format market, to develop or acquire new technology or to successfully conform to industry standards could have a material adverse effect on the business, financial condition and results of operations of the Company.

The Company's products currently target the high-performance production segment of the Wide-Format printing market. The future success of the Company will likely depend on its ability to develop and market new products that provide superior performance at acceptable prices within this segment. In addition, the Company's future success will likely depend on the Company's ability to successfully introduce lower-cost products aimed at a broader segment of the Wide-Format market. Any quality, durability or reliability problems with such new products, regardless of materiality, or any other actual or perceived problems with new Company products, could have a material adverse effect on market acceptance of such products. There can be no assurance that such problems or perceived problems will not arise or that, even in the absence of such problems, new Company products will receive market acceptance. In addition, the announcement by the Company of new products and technologies could cause customers to defer purchases of the Company's existing products, which could have a material adverse effect on the Company's business, financial condition and results of operations.

Fluctuations in Quarterly Operating Results. The Company's quarterly results of operations have fluctuated and are expected to continue to fluctuate significantly. These fluctuations have been caused by various factors, including: the timing of new product announcements; product introductions and price reductions by the Company and its competitors; the availability and cost of key components and materials for the Company's products; fluctuations and availability in customer financing; the relative percentages of sales of consumables and printer architectures; risks related to international sales and trade; and general economic conditions. In addition, the Company's operating results are influenced by the seasonal buying patterns of its customers, which have in the past generally resulted in reduced revenues and earnings during the Company's first fiscal quarter. Further, the Company's customers typically order products on an as-needed basis, and virtually all of the Company's sales in any given quarter result from orders received in that quarter. Certain products require significant capital expenditures, causing some customers to delay their purchasing decision. Delays in purchases of low volume, high-cost printers may cause significant fluctuations in the sales volume for a given period.
Also, the Company's manufacturing plans, sales staffing levels and marketing expenditures are primarily based on sales forecasts. Accordingly, deviations from these sales forecasts may cause significant fluctuations in operating results from quarter to quarter and may result in unanticipated quarterly earnings shortfalls or losses. Historically, a large percentage of orders have been received and shipped near the end of each month. If anticipated sales and shipments do not occur, expenditure and inventory levels may be disproportionately high and operating results could be adversely affected.

Dependence on Consumables Revenues. The Company anticipates it will derive an increasing percentage of its revenues and operating income from the sale of ink, paper, film and other consumables to its customers. To the extent sales of the Company's consumables are reduced because its customers are unsuccessful in marketing their own printing services, or substitute third-party consumables for those of the Company, the Company's results of operations could be adversely affected. Further, although the Company's consumables are manufactured specifically to operate with its printing products to produce optimum results, there can be no assurances that other manufacturers of printing inks and papers will not develop products that can be sold and compete with the Company's printing products, or that other products will not produce results which are satisfactory to the customer at a lower cost. The Company alleges that at least one manufacturer has improperly used the Company's trade secrets to commence such competition. Although the Company has commenced legal action against such manufacturer for misappropriation of trade secrets, there can be no assurances that other manufacturers will not independently and legitimately develop competing consumable products. In addition, limitations in the availability of sole source consumables or changes in credit or trade terms from sole sources could adversely affect the sales of consumables.

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Intellectual Property and Proprietary Rights. The Company's ability to compete effectively will depend, in part, on its ability to maintain the proprietary nature of its technologies through patents, copyrights and trade secrets. Important features of the Company's products are incorporated in proprietary software, some of which is licensed from others and some of which is owned by the Company. The Company attempts to protect its proprietary software with a combination of patents, copyrights, trademarks and trade secrets, employee and third-party nondisclosure agreements and other methods of protection. Despite these precautions, it may be possible for unauthorized third parties to copy certain portions of the Company's products or to reverse-engineer or obtain and use information that the Company regards as proprietary. Further, the Company's intellectual property may not be subject to the same level of protection in all
countries where the products are sold.   There can be no assurance that the
measures taken by the Company will be adequate to protect the intellectual property or that others will not independently develop or patent products similar or superior to those developed, patented or planned by the Company.

The Company has been granted three United States patents for inventions related to its TurboRes(R) approach to enhancing the vertical resolution of conventional laser printer engines and three United States patents relating to the Company's Big Ink/(TM)/ Delivery System. Additional patent applications are pending relating to the Company's TurboRes, ThermalRes/(TM)/, FastPort/(TM)/, Big Ink Delivery System, oversized A3 printing, high-resolution imaging and image enhancement and wide-format printing technologies and techniques. There can be no assurance that patents will be issued from any of these pending applications, although the ThermalRes process and mechanical aspects of the PressMate engine received U.S. patent coverage during May 1996. With regard to current patents or patents that may be issued, there can be no assurance that the claims allowed will be sufficiently broad to protect the Company's technology or that issued patents will not be challenged, invalidated or violated, requiring expenditures of cash to pursue and enforce the Company's rights in the patented technology. Applications to patent the basic TurboRes, ThermalRes and Big Ink Delivery System approaches and related technologies have been filed in selected foreign countries. Patent applications filed in foreign countries are subject to laws, rules and procedures which differ from those of the United States, and there can be no assurance that foreign patents will be granted as a result of these applications. Furthermore, even if these patent applications result in the issuance of foreign patents, some foreign countries provide significantly less patent protection than the United States. Although the Company has not received any notices from third parties alleging intellectual or proprietary property infringement, there can be no assurance that third parties will not assert infringement claims against the Company in the future or that any such assertion will not require the Company to expend funds defending such claims or requiring the Company to enter into royalty arrangements on such terms as may be available, which may adversely affect financial performance of the company. Any claim that the Company's current or future products or manufacturing processes infringes on the proprietary rights of others, with or without merit, could result in costly litigation which could adversely affect the financial performance of the company.

The Company is actively pursuing development of new and unique print solutions and processes, media and inks. Although the research and development process involves an analysis of protected proprietary rights in any technology that is being pursued, there is no assurance that competitors or others will not interpret any such products or processes developed by the Company as violating protected intellectual rights and pursue legal action, which could be costly and may affect the financial performance of the Company. In addition, although the Company does not have any knowledge of violations of its intellectual property rights, there can be no assurance that the Company will not be forced to take action to protect its intellectual property portfolio. Such enforcement activity could require the expenditure of significant cash resources and could affect the financial performance of the Company.

Although the Company has not received notices from third parties alleging infringement claims that the Company believes would have a material adverse effect on the Company's business, there can be no assurance that third parties will not claim that the Company's current or future products or

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manufacturing processes infringe the proprietary rights of others.  Any such claim, with or without merit, could result in costly litigation or might require the Company to enter into a royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, or at all, which could have a material adverse effect upon the Company's business, financial condition and results of operations.

There can be no assurance that others will not independently develop similar products, duplicate the Company's products or design products that circumvent any patents used by the Company. No assurance can be given that the Company's processes or products will not infringe patents or proprietary rights of others or that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to the Company, if at all. If the company does not obtain such licenses, it could encounter delay in product introductions while it attempts to design around such patents, or it could find that the development, manufacture or sale of products requiring such licenses could be enjoined. In addition, the Company could incur substantial costs in defending itself in suits brought against the Company on such patents or in bringing suits to protect the Company's patents against infringement. If the outcome of any such litigation is adverse to the Company, the Company's business could be adversely affected.

Litigation and Litigation Costs. The Company and three of its officers are currently subject to various claims in a securities lawsuit relating to a decline in the market price of the Company's common stock in December 1994. The Company is vigorously contesting the action against itself and its officers.
The Company is obligated to indemnify its officers for the costs of their defense and to advance such costs prior to final disposition to the extent that such indemnification is requested and to the extent certain statutory requirements are met.

Further, the Company has instituted action against a competitor for patent infringement, misappropriation of trade secrets and other causes of action. The competitor counter-claimed for false advertising, patent misuse, and unfair competition by LaserMaster. The Company believes these counter-claims are without merit. Such competitor has also published an allegation that the Company's consumables sales practices are in violation of trade and antitrust laws. Although the Company does not believe any of its practices violate applicable trade or anti-trust laws, there is no assurance that claims or actions will not be commenced by customers, competitors or governmental authorities based on trade or anti-trust claims which could affect the Company's operations and cash position.

The Company is also engaged in various actions related to transactional matters, customers credit and product quality and/or warranty issues. Some of these actions include claims against the Company for punitive, exemplary or multiple damages. An award of punitive damages may not bear a direct relationship to the actual or compensatory damages claimed from the Company. Although the Company does not believe there are any actions pending or threatened against the Company which would have a material adverse impact on the financial position of the company, there is no assurance that there will not be an adverse award of multiple punitive or exemplary damages which could adversely affect the cash position of the company.

Any litigation which the Company is involved may have an adverse impact on the Company's operations and may result in a distraction or diversion of management's attention, thereby adversely affecting the operations by the Company.

International Operations. The Company expects that international revenues will continue to represent a substantial portion of its total revenues. International operations are subject to various risks, including exposure to currency fluctuations, political and economic instability, differing economic conditions and trends, unexpected changes in regulatory requirements and tariffs, difficulty in staffing and managing foreign operations, longer customer payment cycles, greater difficulty in accounts receivable collection, potentially adverse tax consequences and varying degrees of intellectual property protection.

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Fluctuations in currency exchange rates could result in lower sales volume reported in U.S. dollars. Fluctuations in foreign exchange rates are
unpredictable and may be substantial.   From time to time the Company has
engaged in limited foreign currency hedging transactions. There can be no assurance that the Company will be successful if it engages in such practices to a significant degree in the future.

Dependence on Key Personnel. The Company's success depends to a significant extent upon certain key personnel, including Mr. Masters, its Chief Executive Officer and President, and Mr. Lukis, its Chief Technical Officer. The loss of either of these individuals, or other key management or technical personnel, could adversely affect the Company's business. The Company maintains key person life insurance in the amount of $2,000,000, payable to the Company, on each of Mr. Masters and Mr. Lukis. In addition, the Company has certain non-compete and continuation contracts with key personnel, which are currently under review by the Company's Board of Directors in an effort to recruit and retain key personnel. The Company also depends on its ability to attract and retain highly skilled personnel. Competition for employees in this market is high and there can be no assurance that the Company will be able to attract and retain the employees needed. In addition, past financial performance of the Company may limit the ability to hire and retain management professionals.

Environmental. The Company is subject to local and federal laws and regulations regarding the use, storage and disposition of inks used with the Company's print products. Although the Company believes it is in compliance with all such laws and regulations, and the Company is not aware of any notice or complaint alleging any violation of such laws or regulations, there can be no assurance that there will not be some accidental contamination, disposal or injury from the use, storage, or disposition of inks or other materials used in the Company's operations. In the event of such accident, the Company could be held liable for any damages that result and any such liability could have a material adverse effect on the Company's financial condition. In addition, there can be no assurance that the Company will not be required to comply with environmental claims, laws, or regulations in the future which could result in significant costs which could materially adversely affect the Company's financial condition.

Volatility of Stock Price. The trading price of the Company's common stock is subject to wide fluctuations in response to variations in operating results, changes in the laws or regulations to which the company may be subject, announcements of new products or technological innovations by the Company or its competitors, overall economic conditions and indicators, market conditions unrelated to Company performance, and general conditions in the industry. Factors such as quarterly variation in actual or anticipated operating results, changes in earnings estimates by analysts, and analysts' reactions to Company statements and actions also contribute to stock price fluctuations. In addition, the prices of securities of many high technology companies have experienced significant volatility in recent years for reasons frequently unrelated to the operating performance of the specific companies. These fluctuations may materially affect the market price of the Company's common stock.

One time in the past, following fluctuations in the market price of the Company's stock, a securities action was commenced alleging that the Company and certain insiders had knowledge of certain material, adverse information about the Company prior to the time that such information allegedly caused a drop in
the market price of the stock.    Because the Company's stock has historically
fluctuated significantly, it is possible that following a significant change in the market price of the stock another securities action could be commenced against the company. Such action, whether commenced by one or more individuals, or by a class of securities holders, could result in substantial costs and diversion of management's attention and resources and thereby cause an adverse effect on the business and financial performance of the Company.

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